UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/22/2010

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

82 Running Hill Road
South Portland, Maine 04106
(Address of principal executive offices, including zip code)

207-775-8100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(e). Compensatory Arrangements of Certain Officers.

        On December 22, 2010, we entered into a long-term incentive award agreement with Mark S. Thompson, our chairman, president and chief executive officer. Under the agreement, we will grant Mr. Thompson additional cash and equity incentive awards if (1) he receives a cash bonus based on achieving financial performance goals established for any of the next five years and (2) our stock price appreciates in the same year. All the awards would vest in full at the end of the five-year period if Mr. Thompson remains an employee of the company at that time.

The value of the cash and equity awards would be based on a multiple of Mr. Thompson's underlying cash bonus, which itself is conditioned on the company's achievement of profitability, cash flow and other measures, as described further in the Compensation Discussion and Analysis section of our Proxy Statement filed with the Securities and Exchange Commission on April 2, 2010. The additional awards would be split equally between restricted cash and restricted stock unit components, and would have a total value of between 0.5 and 1.5 times the underlying bonus amount, depending on stock price appreciation in the applicable year. If our stock price does not increase in the applicable year, no additional cash or equity awards will be granted under the agreement, regardless of whether the underlying bonus performance goals are achieved. Stock price appreciation would be calculated based on the year-over-year change, if any, in the average daily closing price of our common stock, using 2010 as the initial base year. The bonus multiplier would be 0.5 if our stock price appreciates between 0% and 5%, 1.0 if the stock price appreciates between 5% and 10%, and between 1.0 and 1.5 if the price appreciates between 10% and 20%. The multiple cannot exceed 1.5. The foregoing is not intended to constitute any forecast of our future stock price performance.
The cash element of the award would consist of unfunded credits to a non-interest-bearing account we will maintain for Mr. Thompson. The equity component would be reflected in customary awards of restricted stock units under our principal stock plan. The balance of the cash account, if any, would be paid to Mr. Thompson, and any granted RSUs would vest in full, in March 2016 (or later if he chooses to defer any such amounts) if he remains an employee on that date.
If Mr. Thompson's employment is terminated before March 2016, whether by the company for cause or by Mr. Thompson for any reason other than good reason (as those terms are defined in Mr. Thompson's employment agreement), then all cash and equity awards under the agreement will be cancelled. If Mr. Thompson's employment is terminated before March 2016 because of his death or disability, or by Mr. Thompson for good reason, or by the company without cause (including a not-for-cause termination following a change in control, as defined in Mr. Thompson's employment agreement), then all cash and equity amounts awarded before such termination would vest in full. The company must require any successor to the company's business to assume all of the company's obligations under the agreement. Mr. Thompson is responsible for all taxes under the agreement.
The foregoing is a summary of material terms, is not intended to be a complete summary of all the terms and conditions of the agreement, and is qualified in its entirety by reference to the complete agreement, which will be filed with the Securities and Exchange Commission as an exhibit to our annual report on Form 10-K for the fiscal year ended December 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: December 29, 2010	By:	/s/ Paul D. Delva
Paul D. Delva
Senior Vice President, General Counsel and Corporate Secretary